Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Enters Into Definitive Agreement to Sell North America Micronutrient Assets

Sale Marks Another Step in Optimization of Company’s Asset Portfolio

OVERLAND PARK, Kan. (April 8, 2021) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced that the company has entered into a definitive agreement to sell certain of its North America micronutrient assets to Koch Agronomic Services, LLC (Koch), a subsidiary of Koch Industries, for approximately $60.25 million, payable at closing and subject to a closing inventory adjustment.

The transaction represents another strategic step by Compass Minerals to optimize its asset portfolio to focus on the company’s core operations. This includes three location-advantaged salt mines in North America and the U.K., a number of North American production and packaging facilities, and solar evaporation operations on the Great Salt Lake that produce the majority of the company’s market-leading sulfate of potash, a premium low-chloride specialty fertilizer marketed as Protassium+®.

“Today’s announcement, combined with the previously announced sale of our South America specialty plant nutrition business, highlights our strategic focus on strengthening our balance sheet and maximizing the productivity of our core operations,” said Kevin S. Crutchfield, president and CEO. “We look forward to continuing to drive value for all stakeholders while producing and marketing an array of raw and manufactured materials supporting the transportation, agricultural, chemical, food and animal nutrition sectors.”

Under the terms of the agreement, Compass Minerals will sell substantially all assets related to the company’s Wolf Trax®, Rocket Seeds® and Hydro Bullet™ micronutrient product lines to Koch. The sale agreement includes intellectual property, inventory, customer and marketing materials, and research and development projects already in progress for those product lines.

“At Koch, we strive to provide solutions to make every ton of nutrient applied more efficient than it is today, and this agreement allows us to offer a platform of innovative solutions for nutrients beyond nitrogen,” said Steve Coulter, senior vice president of Koch. “We look forward to continuing the growth of these products and supporting our customers’ micronutrients needs.”

The transaction is expected to close in the second quarter of 2021, subject to customary closing conditions.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

About Koch Agronomic Services, LLC
Koch Agronomic Services, LLC and its affiliates produce and market a proven and expanding global portfolio of plant performance technologies for agriculture producers and turf and ornamental professionals. With a commitment to creating real, sustainable, long-term value for customers and society, Koch Agronomic Services, LLC focuses on developing customer-driven solutions to maximize plant performance and minimize environmental impact. Koch Agronomic Services, LLC is a subsidiary of Koch Ag & Energy Solutions, LLC. www.kochagronomicservices.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the proposed transaction to sell certain assets, including the timing of completion, and the company’s ability to drive value. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction, (ii) the risk that required closing conditions for this transaction are not obtained or satisfied, (iii) the risk that the company may not realize the expected financial or other benefits from the proposed transaction, (iv) impacts of the COVID-19 pandemic, (v) weather conditions, (vi) pressure on prices and impact from competitive products, (vii) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (viii) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (ix) the timing and completion of the proposed transaction to sell the company’s South America agriculture business, and (x) the timing and the outcome of the sale process for the company’s South America chemical business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and the company’s Current Report on Form 8-K filed with the SEC on March 24, 2021. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
SVP and Chief Public Affairs Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com